Exhibit 10.1 FY06 Performance Share Bonus Incentive Program

Watson Wyatt Worldwide, Inc.
Performance Share Bonus Incentive Program
FY06

Summary

The Performance Share Bonus Incentive Program (the Program) is a long-term bonus program for senior executives, designed to strengthen incentives and align behaviors to grow the business in a way that is consistent with the strategic goals of the Company. Incentives are provided through grants of deferred stock units tied to a 3-year performance period with vesting contingent upon meeting certain Company goal thresholds. This bonus program does not replace the Fiscal Year End Bonus (FYEB).

Eligibility

Associates of Watson Wyatt & Company and its Affiliates will be eligible for nomination to participate in the Program. Eligible participants will be nominated and approved by the Compensation Committee of the Board (the Committee). Generally, associates eligible for nomination will be high performing, senior-level executives that have direct impact or responsibility for driving strategy throughout the organization.

Performance Period

The performance period is a 3-year period that begins on July 1, 20xx and ends on June 30, 20xx+3. For example, the performance period that began on July 1, 2005 will end on June 30, 2008. Baseline metrics are established at the beginning of the performance period. At the end of the performance period, performance metrics will then be measured. The Company will follow its standard process for financial reporting following the close of the fiscal year. Once Company financial results are finalized (August following end of fiscal year) the final performance metric results for the most recent performance period can be determined.

Grants

Grants of stock (performance shares) are made under the 2001 Deferred Stock Unit Plan for Selected Employees. Grants are based on the value of the cash portion of the Fiscal Year End Bonus target. A multiplier, which varies by participation tier, is then applied to that value to determine the cash value of the performance shares. The cash value is then converted to a number of shares of stock based on the stock market closing price on the last day of the fiscal year prior to the grant. For calculation purposes, band and salary information will be based on what is in effect as of October 1 of the first fiscal year of the performance period.

All performance share grants will be made by the Committee at the beginning of each performance period (following the fiscal year end close process). Final grant amounts will generally be determined by the method outlined here. However, the Committee, at its discretion, may adjust final grant amounts.

Vesting

The performance shares will vest 3 years from the date of grant based on the achievement of certain performance metrics and subject to the participant’s continued employment on the vesting date unless waived in accordance with the Termination Provisions herein. Company performance goals are established by the Committee at the beginning of each performance period. At the conclusion of each performance period, Company performance metrics are measured against goals over the same period to determine the percentage of the grant to be awarded. The actual award is determined by an earnout schedule which defines performance level ranges and associated earnout of grants. Vested shares are distributed to participants in September following the end of the performance period and the fiscal year end close.

Performance Metrics and Earnout

The earnout for each performance period is determined by evaluating actual Company performance, using pre-defined metrics, for the full 3year performance period. Baselines for each metric will be established at the beginning of each performance period by the Committee. The baseline will be determined by recording the metric as of the last day of the prior fiscal year (6/30).

For grants under the Program covering 2006-2008, two types of financial metrics will be used:

1.  Earnings Per Share (“EPS”) Growth; and

2.   Revenue Growth.

Earnout Schedule

An earnout schedule using total growth over the 3-year performance period for E.P.S and Revenue is shown below:

E.P.S. Growth	30%	100%	135%	170%
	20%	65%	100%	135%
	10%	30%	65%	100%
		10%	12.5%	20%
	Revenue Growth

Performance Metrics for Performance period 7/1/2005 — 6/30/2008

Earnings Per Share (E.P.S.) Growth — E.P.S. for the fiscal year before the start of the performance period compared to E.P.S. of the 3rd year of the performance period, expressed as a percentage. E.P.S. is defined as fully diluted earnings per share from continuing operations. The E.P.S. to be used for the fiscal year before the start of the performance period is $1.65 which reflects fiscal 2005 full diluted earnings per share from continuing operations adjusted for the $0.09 loss related to the foreign currency hedge contract.

Revenue Growth — Revenue growth is defined as the percentage change in revenue from the fiscal year prior to the performance period of the plan to the third year of the performance period.

Revenue will be defined as the amount stated in the Form 10-K.

In performance periods where acquisitions occur:

Revenue at the start of the performance period (as published in the Form 10-K) will be increased by the revenue generated by the acquired company during the annual period preceding the acquisition. In the event an acquisition occurs after the first day of the performance period, the acquisition revenue from the year preceding the acquisition will be discounted, using Watson Wyatt’s revenue growth rate, from the year preceding the acquisition to the beginning of the performance period. In addition, the revenue to be counted for the acquired company in the year of acquisition will be adjusted to be representative of a full year’s revenue. Acquisition revenue used will be as reported in the acquired company’s published financial reports (Form 10-K). In the event such financial reports are unavailable, revenue generated by the acquired company will be provided by the investment bankers familiar with the acquired company.

Termination Provisions

Performance shares granted to a participant whose employment terminates prior to the scheduled vesting date on account of the participant’s death, or permanent disability (permanent disability to be determined pursuant to the terms of the Company’s tax-qualified pension plan) shall vest as if the participant remained employed through the scheduled vesting date. Performance shares granted to a participant whose employment terminates prior to the scheduled vesting date on account of retirement (determined pursuant to the terms of the Company’s qualified pension plan) shall vest as the Committee may determine, in its sole discretion and on a case-by-case basis. Performance shares granted to a participant whose employment terminates for reasons other than death, permanent disability or retirement will not vest and shall be forfeited; provided, however, that the Committee may determine, in its sole discretion and on a case-by-case basis, to permit some or all of such participant’s performance shares to vest.

Change in Control or Capitalization

A change in control or capitalization (merger, consolidation, reorganization, stock split, acquisition, etc.) may affect the value of performance shares granted, earnout of vested performance shares or other provisions of the Program. To assure fair and equitable treatment of participants in the event of such a change in control or capitalization, the Committee, at its discretion, may make changes to grants and/or vesting that is consistent with the Change in Control and Change in Capitalization provisions described in the 2001 Deferred Stock Unit Plan for Selected Employees. Under these circumstances, the Committee may make appropriate adjustments to the number of performance shares granted for any performance period, accelerate the vesting of any performance shares granted, or provide for payment in cash in lieu of shares.